EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Towerstream Corporation on Amendment No.1 to Form S-3 (File No. 333-166239), Amendment No.1 to Form S-3 (File No. 333-161135), Amendment No. 3 to Form SB-2 on Form S-3 (File No. 333-141405), Form S-8 (File No. 333-161180) and Form S-8 (File No. 333-151306) of our report dated March 17, 2011, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2010 and 2009 and for the years then ended, which report is included in this Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2010.

/s/ Marcum llp

Marcum llp
New York, New York
March 17, 2011